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                                                                   EXHIBIT 10.22

                              SETTLEMENT AGREEMENT

This Settlement Agreement (hereafter "Agreement") is made on August 19th, 2003 between Actoz Soft Co., Ltd ("Actoz"), a company incorporated in Korea, whose principal place of business is Unsuk B/D 4th Floor, 132-3 Sung Buk-Dong Sung Buk-Gu, Seoul, Korea 136-020, Shanghai Shanda Internet Development Co., Ltd. [Chinese Name] ("SHANDA"), a company incorporated in the People's Republic of China, whose principal place of business is 21F Huarong Plaza, No 1289 South Pudong Road Shanghai, P.R.China 200122

WHEREAS, Actoz and Shanda are in the business of development and distribution of online games;

WHEREAS, Shanda and Actoz (together with Shanghai Pudong New Area Import & Export Corp) concluded a Software Licensing Agreement on June 29th, 2001 ("Software Licensing Agreement"), by which Actoz granted to Shanda the sole and exclusive licence to use, promote, distribute etc the Chinese version of the "Software", as defined in the said Software Licensing Agreement;

WHEREAS Actoz and Shanda entered into a Supplementary Agreement On 14 July 2002 ("Supplementary Agreement");

WHEREAS, since July 2002, various disputes ("Disputes") have arisen between Shanda and Actoz, including but not limited to the allegations and counter-allegations contained in the notice and letters sent by each party to the other party, including without limitation Shanda's letter dated July 12, 2002 (as sent by Allbright), Shanda's letter dated December 12, 2002 (as sent by AllBright), Actoz's notice of termination dated January 24,2003 (as sent by Kim & Chang), Shanda's response letter dated February 10, 2003 (as sent by Allen & Gledhill) and Actoz's response letter dated March 14, 2003 (as sent by Kim & Chang), all of such notice and letters are attached hereto as ADDENDUM I.

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WHEREAS, both Actoz and Shanda are desirous of resolving any and all existing disputes, whether known or unknown, between the parties, whether directly or indirectly connected to, or arising under, the Legend of Mir II in accordance with terms and conditions hereunder.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Payable Royalty

1.1 Without Shanda's admission of any liability, the parties agree that the total amount of royalty payable by Shanda to Actoz as of the end of April, 2003 is tentatively US$ 14,394.369.11 ("Tentative Payable Royalty") and that definitive amount of such payable royalty ("Definitive Payable Royalty") shall be determined in accordance with Article 2.2 below.

1.2 Both parties acknowledge that the payable royalties for May and June of 2003 shall be paid in 15 business days after receiving Actoz's relevant invoices. Shanda shall provide the royalty reports for the months of May and June of 2003 in 7 business days after the signing of this agreement.

1.3 On the same date of the payment of the Tentative Payable Royalty, Shanda shall pay Actoz US $1 million dollars as recovery of the interest plus the differences in exchange rate calculations for the payable royalties before the signing of this agreement. Actoz shall share the expenses to fight the pirated servers of Mir II in proportion to the Actoz's royalty percentage of the Mir II but, for the convenience of calculation, both parties agree that Actoz shall provide US $1 million to Shanda to cover all of Actoz's part of the said expenses with no future obligations to share the said expenses. On the same date of the payment of the Tentative Payable Royalty, Actoz shall pay Shanda the above mentioned $1 million dollars to fight the pirated servers of the Mir II. Such mutual payment of US $1 million dollars between the two parties shall cancel each other.

1.4 On the same date of the payment of the Tentative Payable Royalty, Shanda shall pay US$ 3 million to Actoz and Actoz shall pay US$ 3 million to Shanda. Such mutual payment of US$ 3 million between the two parties shall cancel each other and shall be the complete and full Settlement Amount to recover damages of reputation resulting from the Disputes and to resolve any and all existing disputes, whether

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    known or unknown, whether directly or indirectly connected to or arising under the Legend of Mir II.

2. Payment

2.1 Shanda shall complete all necessary preparation to complete the wire transfer of the funds in accordance with Section 1 ("the Wired Amount") on the date of executing this Agreement. The execution of this Agreement and Shanda's instructions to its bankers to make the wire transfer of the Wired Amount to Actoz shall occur at the same day. Shanda shall execute the wire transfer by August 29th. This Agreement shall be effective from the date of the signing, unless Shanda fails to present to Actoz Pudong Import and Export Co., Ltd's bank's confirmation of the wiring of the Wired Amount out of the latter's bank account within twenty five business days from the date of the signing. In case Shanda fails to present to Actoz the said confirmation above, within twenty-five business days after the signing of this Agreement, then all agreements and commitments signed by Actoz after January 24, 2003 shall be deemed null and void and shall lose their effect forthwith automatically. In case Shanda fails to present to Actoz the said confirmation above, within twenty-five business days after the signing of this Agreement, then Actoz shall have the option of accepting fines amounting to $1 million per day after the said twenty-five business day period in addition to the Wired Amount, in exchange for resuming all agreements and commitments signed by Actoz after January 24,2003.

2.2 The receipt of the Wired Amount by Actoz upon signing this Agreement shall not be deemed as full payment of the Definitive Payable Royalty by Shanda. Within 30 days after the signing of the Agreement, Actoz may appoint China operations of one of the big four accounting firms (PriceWaterhouseCooper, KPMG, Ernst & Young, and Deloitte & Touche Tomatsu) at its total discretion for the purpose of verifying the conclusive accounting of Definitive Payable Royalty. Shanda shall extend its full cooperation to such accounting firm, including keeping all related materials during the term of the Software Licensing Agreement, and giving access to any related material and personnel of Shanda and of WOFE if necessary. If there is a difference between Tentative Payable Royalty and the result of Actoz's accounting firms' verification, Shanda shall have the right to appoint its own accounting firm (one of the big four accounting firms) to re-verify the said difference. The Definitive Payable Royalty and interest accrued thereon shall be determined by the average of the calculations of the

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two accounting firms and shall be finally effective and binding on Shanda and
Actoz. If the Definitive Payable Royalty is more than the Tentative Payable Royalty, Shanda shall make full payment of all the difference between the Tentative Payable Royalty and the Definitive Payable Royalty, and the said accrued interest calculated by the accounting firms, to Actoz via wire transfer to the banking account designated by Actoz, within 15 business days from the date when two accounting firms send their respective reports to Shanda and Actoz. If the Definitive Payable Royalty is less than the Tentative Payable Royalty, then Shanda shall be entitled to set-off any excess payment from future payable royalty.

3.       Settlement and Release

3.1 This Agreement shall fully and finally resolve the Disputes. By signing this Agreement, Actoz and Shanda agree, without any admission as to liability whatsoever, to a full and final settlement in relation to all the past allegations and claims, and/or any allegations and claims, whether known and unknown, of either party against the other party directly or indirectly in connection with and/or arising under The Legend of Mir II.

3.2 Subject to terms and conditions of this Agreement, Actoz and Shanda hereby for themselves their successors and assigns irrevocably fully and forever release and discharge each other (and their respective officers employees servants and agents), of and from any and all actions, proceedings, claims, demands, debts, obligations, liabilities, costs or expenses, of whatsoever kind or nature, in law, equity or otherwise, whether known or unknown, whether or not concealed or hidden, which Shanda and Actoz has against the other, had, may have had, or now have for or by reason of any matter, cause, or thing whatsoever arising out of or in connection with the Disputes.

3.3 At the time of signing of this Agreement or Actoz's receipt of the transfering bank's confirmation of Shanda's wire transfer of the Wired Amount, whichever comes later, the Parties shall announce in both China and Korea that the Disputes have been resolved.

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4.       Amendment of Software Licensing Agreement

At the same time as execution of this Agreement, the Software Licensing Agreement shall be amended as set forth in Amendment Agreement attached hereto as EXHIBIT 1.

5.       Legend of Mir III

The parties agree that Legend of Mir III(a.k.a. "Evil's Illusion") shall not be a subject of License granted by this Agreement and all the previous agreements to which both Shanda and Actoz are parties. The parties further agree that Actoz/Wemade shall not take any responsibility in relation to the formation of contract of Legend of Mir III with a third party by Actoz and/or Wemade. Licensee shall not hold Actoz/Wemade responsible for entering into the license/distribution contract of Mir III with a third party.

6.       Others

6.1      Supplementary Agreement

Both Shanda and Actoz acknowledge that by the Supplementary Agreement, Wemade has granted all the rights and representations to Actoz in connection with the Legend of Mir II in China during the effective period. Upon the signing of this Agreement, both Actoz and Shanda agree that the following terms in the Supplementary Agreement shall become null and void automatically between Shanda and Actoz, both of whom shall waive any and all allegations and claims, whether known and unknown, against anyone under the following terms of the Supplementary Agreement.

         (1)      Section 1

         (2)      Section 2

         (3)      Section 3

         (4)      Section 4

         (5)      Section 5

         (6)      Section 6

6.2      Priority

Should the terms and conditions of the original Software Licensing Agreement and this Agreement conflict with each other, terms and conditions of this Agreement shall prevail over those of the original Software Licensing Agreement.

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6.3      Entire Agreement

The terms and conditions contained in this Agreement (including its Exhibit) constitute the entire agreement between Actoz and Shanda relating to its subject matter and supersede all prior oral and written agreements, understandings or arrangements relating to the subject matter of this Agreement, and may not be modified except by an instrument in writing signed by the duly authorized representatives of the said parties.

6.4      Waiver

No delay or omission by either Actoz or Shanda in exercising any of its rights or remedies under this Agreement or otherwise available to it shall impair such right or remedy or constitute a waiver thereof, nor shall any single or partial exercise of such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The said parties' respective rights and remedies under this Agreement are cumulative and not exclusive of any rights or remedies which any party would otherwise have available to it.

6.5      Severability

In the event that any clause or provision or part thereof in this Agreement (including its Exhibit) shall for any reason be determined by any court or tribunal to be illegal, invalid or unenforceable, then the remaining clause or provision or part thereof shall not be affected, impaired or invalidated and shall remain in full force and effect and shall continue to be binding upon Actoz and Shanda. In such case, the parties shall make their best efforts to amend this Agreement or its Exhibit (as the case may be) so that the parties' original intention is provided in this Agreement or its Exhibit (as the case may be) to such extent as possible.

6.6      Disclosure

Unless otherwise allowed herein, all of the parties hereto agree that they and their attorneys will maintain the confidentiality of this settlement and the specific and general terms thereof as set forth in this Agreement (including its Addendum and Exhibit). No information concerning this settlement will be disclosed to any party, including, but not limited to, any representative of the news media, unless otherwise provided herein.

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Either party or their attorney may disclose the terms of this settlement to any government agency to which such information must be disclosed according to applicable rules, regulations or statutes.

6.7      Governing Law and Dispute Resolution

The governing law of the Software Licensing Agreement and provisions in the Software Licensing Agreement relating to dispute resolution shall apply to this Agreement.

6.8      Representation and Warranties

In addition to the Warranties contained in the SLA, each Party represents and warrants on the date hereof as follows:

(a) Each Party is a corporation duly organized, validly existing and in good standing under all applicable laws and is duly registered and qualified to do business. Each Party has all requisite corporate power and authority to execute and deliver, and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby; and

(b) The execution, delivery and performance of this Agreement by each Party has been duly authorized by all necessary corporate actions on the part of such Party. This Agreement has been duly executed and delivered by each Party, and is the valid and legally binding obligation of each Party, enforceable in accordance with its terms.

6.9      Approvals

Shanda shall be responsible for obtaining (if any) all licenses, permits, registrations and other approvals and for filing reports necessary for the performance of its obligations and acts under this Agreement from governmental and other authorities in China in time, and thereafter for maintaining them in force. Such licenses, permits, registrations, approval and reports include, without limitation, (if any) the approvals of this Agreement by the government of China and reports to the foreign exchange authority of China. Actoz shall be responsible for obtaining (if any) all licenses, permits, registrations and other approvals and filing reports necessary for the performance of its obligations and acts under this Agreement from Korean government in time, and thereafter for maintaining them in force.

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6.10     Language

The English language version of this Agreement shall control in all respects and for purposes of any and all disputes and litigation.

6.11     Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures may be evidenced by facsimile.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

Actoz Soft Co., Ltd.         Shanghai Shanda Internet Development Co., Ltd.

By: /s/ Jong Hyun Lee        By: /s/ Timothy Chan
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Name: Jong Hyun Lee          Name: Timothy Chan

Title: CEO & President       Title: Chairman of BOD

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